DATAMIRROR CORPORATION

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS

TO BE HELD ON

JUNE 12, 2003

AND

MANAGEMENT INFORMATION CIRCULAR

April 30, 2003

DATAMIRROR CORPORATION

Notice of Annual and Special Meeting of Shareholders
June 12, 2003

Notice is hereby given that the Annual and Special Meeting of the shareholders of DataMirror Corporation (the “Corporation”) will be held at The Holiday Inn Hotel & Suites, 7095 Woodbine Avenue, Markham, Ontario, Canada on Thursday, June 12, 2003 at 10:00 a.m. (EST) for the following purposes:

(a)

to receive the Corporation’s 2003 Annual Report which contains the consolidated financial statements for the financial year ended January 31, 2003 and the auditors’ report thereon, a copy of which is enclosed herewith;

(b)

to elect directors;

(c)

to re-appoint auditors for the ensuing year and to authorize the Board of Directors to fix their remuneration;

(d)

to consider and, if thought advisable, approve, a resolution authorizing an amendment to the Corporation’s Executive Stock Compensation Plan (the “Option Plan”) to increase the maximum number of Common Shares that may be issued under options granted pursuant to the Option Plan to 800,000; and

(e)

transacting such other business as may properly come before the meeting or any adjournment thereof.

The specific details of the foregoing matters to be put before the meeting are set forth in the Management Information Circular accompanying this notice.

Shareholders are invited to attend the meeting.  Registered shareholders who are unable to attend the meeting in person are requested to complete, date and sign the enclosed form of proxy and send it in the enclosed envelope or otherwise to the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5K 4K9, fax number (416) 368-2502, or at the Corporation’s registered office.  Non-registered shareholders who receive these materials through their broker or other intermediary should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or intermediary.  To be effective, a proxy must be received by the Corporation or CIBC Mellon Trust Company not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the meeting.

DATED at Markham, Ontario the 30th day of April, 2003.

By Order of the Board P. Kirk Dixon, Secretary

DATAMIRROR CORPORATION

Management Information Circular for the Annual and Special Meeting of Shareholders
June 12, 2003

SOLICITATION OF PROXIES

This management information circular is furnished in connection with the solicitation by the management of DataMirror Corporation (the “Corporation”) of proxies to be used at the Corporation’s annual and special meeting of shareholders to be held on June 12, 2003 or at any adjournment thereof (the “Meeting”).  It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone by directors, officers or employees of the Corporation or such other persons as may be designated by the Corporation for such purpose without special compensation, or by the Corporation’s transfer agent, CIBC Mellon Trust Company, at nominal cost.  The cost of solicitation will be borne by the Corporation.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy or voting instruction form are directors or officers of the Corporation.  A shareholder desiring to appoint some other person to attend and act on his or her behalf at the Meeting may do so by inserting the name of such person (who need not be a shareholder of the Corporation) in the blank space provided in the enclosed form of proxy or voting instruction form or by completing another proper form of proxy.

In the case of registered shareholders, the completed, dated and signed form of proxy should be sent in the enclosed envelope or otherwise to the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, 200 Queen’s Quay East, Unit #6, Toronto, Ontario, M5K 4K9, fax number (416) 368-2502, or at the Corporation’s registered office.  In the case of non-registered shareholders who receive these materials through their broker or other intermediary, the shareholder should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or other intermediary. To be effective, a proxy must be received by the Corporation or CIBC Mellon Trust Company not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the Meeting.

A shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by the shareholder or by his or her attorney authorized in writing or by transmitting by telephone or electronic means, a revocation signed by electronic signature by the shareholder or his or her authorized attorney, to or at the registered office of the Corporation or the above office of CIBC Mellon Trust Company at any time up to and including the last business day preceding the day of the Meeting or adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or adjournment thereof.  A shareholder may also revoke a proxy in any other manner permitted by law.

Voting of Proxies

On any ballot that may be called for, Common Shares represented by properly executed proxies will be voted for or against or withheld from voting in accordance with the instructions given therein, and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.  If no choice is specified in the proxy, the persons designated in the accompanying form of proxy will vote for the resolution and in favour of all other matters proposed by management at the Meeting and described in the Notice of Meeting.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying Notice of Meeting, and with respect to other matters which may properly come before the Meeting.  As of the date of this Circular, management of the Corporation is not aware of any such amendment, variation or other matter to come before the Meeting other than those referred to in the accompanying Notice of Meeting.  However, if any other matters which are not now known to management should properly come before the Meeting, the Common Shares represented by proxies given in favour of management nominees will be voted on such matters in accordance with the best judgment of such nominees.

CURRENCY

All dollar amounts herein are expressed in Canadian dollars unless otherwise indicated.

VOTING SHARES AND RECORD DATE

As at April 30, 2003, 11,428,837 Common Shares of the Corporation were outstanding, each carrying the right to one vote per share.

Any shareholder of record at the close of business on May 2, 2003 is entitled to vote the shares registered in his or her name at that date on each matter to be acted upon at the Meeting except to the extent that such shareholder has subsequently transferred any of such shares and the transferee of those shares establishes his or her ownership of such shares and demands, not later than 10 days before the meeting date specified in the accompanying Notice of Meeting, that his or her name be included in the list of shareholders prepared for the Meeting.  In such case, the transferee is entitled to vote such shares at the Meeting.

Under normal conditions, confidentiality of voting is maintained by virtue of the fact that proxies and votes are tabulated by the Corporation’s transfer agent.  However, such confidentiality may be lost as to any proxy or ballot if a question arises as to its validity or revocation or any other like matter.  Loss of confidentiality may also occur if the directors decide that disclosure is in the interest of the Corporation or its shareholders.

Principal Shareholders

To the knowledge of the directors and senior officers of the Corporation, the following are the only persons that, as at April 30, 2003, beneficially owned, or exercised control or direction over, Common Shares carrying more than 10% of the voting rights attached to the Common Shares of the Corporation:

	Aggregate	Percentage of
	Number of	Outstanding
Name	Common Shares	Common Shares

Nigel W. Stokes	1,943,813	17.0%

AGF Funds Inc.	1,784,950	15.6%

TAL Global Asset	1,483,800	13.0%
Management Inc.

ELECTION OF DIRECTORS

The number of directors to be elected at the Meeting is seven.  Under the by-laws, directors of the Corporation are elected annually.  Each director will hold office until the next annual meeting or until the successor of such director is duly elected, unless such office is earlier vacated in accordance with the by-laws.

In the absence of a contrary instruction, the persons named in the enclosed form of proxy intend to vote for the election as directors of the nominees whose names are set forth below, each of whom has been a director since the date indicated below opposite his or her name.  Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

The following table sets forth information with respect to each person proposed to be nominated for election as a director, including the number of Common Shares of the Corporation owned beneficially, or over which control or direction was exercised, by such person at the date of this Circular.

Nominee and Principal Occupation	Became Director	Common Shares

P. Kirk Dixon of Midhurst, Ontario	November 1997	472,340
Secretary and Executive Vice President, Global
Operations of the Corporation

Donald L. Lenz(1)(3) of Toronto, Ontario	September 1999	18,933
Managing Director of Newport Partners Inc.

Bryan E. Plug(1)(2) of Saratoga, California	October 1996	20,000
Chief Executive Officer of Kintana, Inc.

Keith Powell(2)(3) of Mississauga, Ontario	May 2001	Nil
Principal, Keith Powell Consulting Inc.

Nigel W. Stokes(3) of Toronto, Ontario	December 1995	1,943,813
Chairman, President and Chief Executive Officer
of the Corporation

E. Herman Wallenburg of Toronto, Ontario	November 1997	538,240
Chief Scientist of the Corporation

Donald Woodley(1)(2) of the Town of Mono, Ontario	May 2001	6,663
President of The Fifth Line Enterprise

Notes:

(1)    Member of the Audit Committee.
(2)    Member of the Compensation Committee.
(3)    Member of the Corporate Governance Committee.

The information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective nominees individually.

Each of the proposed nominees has held the principal occupation shown below his name, or another executive office with the same or a related company, for the last five years except as follows:

P. Kirk Dixon co-founded the Corporation with Mr. Wallenburg in November 1993, and was Secretary and Treasurer of the Corporation until appointed as Executive Vice President, Implementation in December 1995.  Mr. Dixon was appointed as Executive Vice President, Development and Support of the Corporation on March 16, 2000.  Mr. Dixon was appointed to his current position as Executive Vice President, Global Operations and Secretary of the Corporation on March 12, 2001.  Mr. Dixon has been a director of the Corporation since November 1997.

Donald L. Lenz is a founding partner of Newport Partners Inc., an independent investment bank based in Toronto, Canada.  Mr. Lenz also sits on several boards including those of Mad Catz Interactive Inc., Cancer Care Ontario, Ontario Genomics Institute and The Laidlaw Foundation.  He is also Vice Chairman of the Ontario Research and Development Challenge Fund and Chair of Cancer Care Ontario Central East Region.  From 1986 to 1999, Mr. Lenz was a senior partner with the Investment Banking Division of RBC Dominion Securities Inc.  Mr. Lenz has been a director of the Corporation since September 1999.

Bryan E. Plug was President of SAP Canada Inc., an integrated business applications software vendor, from 1991 until July 1997.  Mr. Plug was the first President and Chief Executive Officer of Pandesic LLC (the Internet company from SAP and Intel) from July 1997 to May 1998.  Mr. Plug was President, Chief Executive Officer and Chairman of the Board of SMART Technologies, Inc., a developer and supplier of customer-driven Enterprise Relationship Management software, from June 1998 to July 1999.  Mr. Plug is currently Chief Executive Officer of Kintana, Inc. (formerly Chain Link Technologies, Inc.), a leading provider of e-Business applications management software based in Sunnyvale, California.  Mr. Plug has been a director of the Corporation since October 1996.

Keith Powell is currently the principal of Keith Powell Consulting Inc., an information technology consulting firm and a Partner in XPV Capital Corp., a venture capital company investing in early stage communications companies.  Mr. Powell also sits on several other boards including DMTI Spatial Inc., electroBusiness.com Inc., ClientLogic Corporation, Diversinet Corporation, Selkirk Financial Technologies Inc., Sumitomo Mitsui Banking Corporation of Canada and the Arthritis and Autoimmunity Research Center Foundation.  From 1980 to 2000, Mr. Powell held a number of positions with Nortel Networks, including Senior Vice President, Information Services & Chief Information Officer from 1996 to 2000.  Mr. Powell was appointed as a director of the Corporation in May 2001.

Nigel W. Stokes founded Nidak Associates Inc. (“Nidak”), a client/server and database consulting firm, in 1986.  Mr. Stokes was President of Nidak until the firm was sold to SHL Systemhouse Inc., a worldwide systems integration and computer consulting firm, in 1993 at which time Mr. Stokes became a Managing Director of that organization.  Mr. Stokes joined the Corporation in October 1994 and became a director and Chairman and Chief Executive Officer of the Corporation in December 1995.  Mr. Stokes assumed the role of President of the Corporation in August 1998.

E. Herman Wallenburg co-founded the Corporation with Mr. Dixon in November 1993, and was President of the Corporation until appointed as Executive Vice President, Research and Development in December 1995.  Mr. Wallenburg was appointed to his current position as Chief Scientist of the Corporation on March 16, 2000.  Mr. Wallenburg has been a director of the Corporation since November 1997.

Donald Woodley is currently the President of The Fifth Line Enterprise, a consulting firm engaged in providing strategic advisory services to the Canadian information technology industry.  From February 1997 to October 1999, Mr. Woodley was President of Oracle Corporation Canada Inc.  From September 1987 to January 1997, Mr. Woodley was President of Compaq Canada Inc.  Mr. Woodley was appointed as a director of the Corporation in May 2001.  Mr. Woodley also sits on several boards including those of TELUS Corporation, Steam Whistle Brewing, and OnX Enterprise Solutions Inc.  Mr. Woodley also serves as the Chair of the Board of Governors of the The Stratford Festival of Canada.

APPOINTMENT OF AUDITORS

At the Meeting, shareholders will be requested to re-appoint Ernst & Young LLP as auditors of the Corporation, to hold office until the next annual meeting of shareholders, and to authorize the Board of Directors to fix the auditors’ remuneration.  Ernst & Young LLP was first appointed as auditors of the Corporation at the Corporation’s Annual Meeting of Shareholders held on May 21, 1997.

In the absence of a contrary instruction, the persons named in the enclosed form of proxy intend to vote for the re-appointment of Ernst & Young LLP as auditors of the Corporation to hold office until the next annual meeting of shareholders or until their successors are appointed and for the resolution authorizing the Board of Directors to fix the remuneration of the auditors.

EXECUTIVE COMPENSATION

1.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the financial years ended January 31, 2003, 2002 and 2001 by the Corporation’s Chairman, President and Chief Executive Officer, Secretary and Executive Vice President, Global Operations, Vice President, Finance and Chief Financial Officer, Vice President, EMEA and Vice President, Sales, Americas and Asia Pacific, respectively (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
					Securities	Restricted
				Other Annual	Under Options	Shares or	Long Term	All Other
Name and	Financial	Salary	Bonus(1)	Compensation	Granted	Restricted	Incentive Plan	Compensation
Principal Position	Year	($)	($)	($)(6)	(# of Common	Share Units	Payouts	($)
					Shares)	($)	($)
Nigel W. Stokes	2003	375,000	150,000(2)	--	40,000	Nil	Nil	Nil
Chairman, President and
Chief Executive Officer	2002	275,000	Nil	--	Nil	Nil	Nil	Nil

	2001	316,667	125,000	--	100,000	Nil	Nil	Nil
P. Kirk Dixon	2003	240,000	50,000(7)	--	10,000	Nil	Nil	Nil
Secretary and Executive Vice
President, Global Operations	2002	200,000	Nil	--	Nil	Nil	Nil	Nil

	2001	230,000	50,000	--	50,000	Nil	Nil	Nil
Peter Cauley(8)	2003	170,000	22,700	--	10,000	Nil	Nil	Nil
Vice President, Finance and
Chief Financial Officer	2002	150,000	10,375	--	10,000	Nil	Nil	Nil

	2001	105,474	2,000	--	52,000	Nil	Nil	Nil
Donald G. Symonds(3)(4)	2003	150,000	2,000	87,477	5,000	Nil	Nil	Nil
Vice President, EMEA
	2002	153,260	11,180	176,417	1,500	Nil	Nil	Nil

	2001	156,700	11,190	101,895	Nil	Nil	Nil	Nil
Stewart A. Ritchie (5)	2003	338,825	Nil	--	30,000	Nil	Nil	Nil
Vice President, Sales,
Americas and Asia Pacific	2002	286,592	8,000	--	30,000	Nil	Nil	Nil

	2001	210,234	19,000	--	9,000	Nil	Nil	Nil

Notes:

(1) Bonus payments are reported on the basis of the financial year in which the bonus, if any, was paid.

(2) Mr. Stokes’ bonus consisted of a retroactive salary and bonus adjustment payment of $150,000 covering the period from September 30, 2000 to January 31, 2002 during which Mr. Stokes had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on September 30, 2000.  The bonus was paid on March 28, 2002.

(3)Mr. Symonds was appointed as Vice President, EMEA of the Corporation in September 1999.  Prior to that time, Mr. Symonds was Director, Channel Operations (EMEA).

(4) Part of Mr. Symonds’ compensation is paid by subsidiaries of the Corporation in foreign currencies.  With respect to amounts paid in UK pounds sterling, the Canadian dollar amounts for fiscal 2003, fiscal 2002 and fiscal 2001 are converted from UK pounds sterling at the rate of 1:2.3582 (£1.00 equals Cdn. $2.3582), 1:2.2360 (£1.00 equals Cdn. $2.2360) and 1:2.2386 (£1.00 equals Cdn. $2.2386), respectively.  With respect to amounts paid in German DEM, the Canadian dollar amounts for fiscal 2002 are converted from German DEM at the rate of 1:0.7079 (DEM1.00 equals Cdn. $0.7079).  With respect to amounts paid in Euros, the Canadian dollar amount for fiscal 2003 is converted from Euros at the rate of 1:1.4832 (1 Euro equals Cdn. $1.4832).

(5) Mr. Ritchie commenced employment with the Corporation on November 16, 1998 as Channels Manager, Americas, and was appointed as Vice President, Sales, Americas in March 2000.  Mr. Ritchie’s reported compensation under the heading “Salary” includes sales commissions of $176,433.39, $136,592 and $110,233 for fiscal 2003, 2002 and 2001, respectively.

(6) Other annual compensation of Messrs. Stokes, Dixon, Cauley and Ritchie is no greater than the lesser of $50,000 and 10% of the total of the annual salary and bonus of the Named Executive Officer.  Other annual compensation for Mr. Symonds consists of the amounts set out below.  The amount paid to Mr. Symonds in respect of additional salary in compensation for the effect of UK taxes in fiscal 2002 includes the effect of a reassessment by revenue authorities in the UK relating to accommodation costs in previous years.

Fiscal 2003:	reimbursement of rental costs for accommodation	$ 87,477
	Total:	$ 87,477

Fiscal 2002:	reimbursement of automobile expenses	$ 14,421
	reimbursement of rental costs for accommodation	78,146
	additional salary amount in compensation for effect of UK taxes	83,850
	Total:	$176,417

Fiscal 2001:	reimbursement of automobile expenses	$ 16,118
	reimbursement of rental costs for accommodation	68,847
	additional salary amount in compensation for effect of UK taxes	16,930
	Total:	$101,895

(7) Mr. Dixon’s bonus consisted of a retroactive bonus payment of $50,000 covering the period from May 8, 2001 to January 31, 2002 during which Mr. Dixon had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on May 8, 2001.   The bonus was paid on May 15, 2002.

(8) Mr. Cauley was appointed Vice President, Finance and Chief Financial Officer in March of 2001.   Prior to that he served as Corporate Controller.

2.

Stock Options

Option Grants During the Most Recently Completed Financial Year

The following table sets out the number of options granted during the year ended January 31, 2003 to the Named Executive Officers and other applicable information.

		% of Total		Market Value of Common
	Securities Under	Options Granted	Exercise Price	Shares on Date of Grant(1)
Name and	Options Granted	to Employees in
Principal Position	(# Common Shares)	Fiscal Year	($/Common Share)	($/Common Share)	Expiration Date

Nigel W. Stokes
Chairman, President and	40,000(2)	14.6%	11.54	11.54	June 30, 2006
Chief Executive Officer
P. Kirk Dixon
Secretary and Executive	10,000(2)	3.65%	11.54	11.54	June 30, 2006
Vice President, Global
Operations
Stewart A. Ritchie
Vice President, Sales,	10,000(2)	3.65%	11.54	11.54	June 30, 2006
Americas and Asia Pacific
	20,000(3)	7.30%	8.19	8.19	November 6, 2007
Peter Cauley,
Vice President, Finance and	10,000(2)	3.65%	11.54	11.54	June 30, 2006
Chief Financial Officer
Donald G. Symonds
Vice President, EMEA	5,000(2)	1.83%	11.54	11.54	June 30, 2006

Notes:

(1) The market value of the Common Shares on the date of the grant is determined by taking the average of the closing price of the Common Shares on the Toronto Stock Exchange for the 5 immediately preceding trading days.

(2) These options were granted under the terms of the Corporation’s Executive Stock Compensation Plan on March 18, 2002 and vest in four equal instalments over a period of 4 years commencing on June 30, 2002.

(3) These options were granted under the terms of the Corporation’s Executive Stock Compensation Plan on November 6, 2002 and vest in four equal instalments over a period of 4 years commencing on December 30, 2003.

Aggregated Option Exercises During the Most Recently Completed Financial Year
and Financial Year-End Option Values

The following table sets out the number of options exercised during the year ended January 31, 2003 and the number of exercisable/unexercisable options held as at January 31, 2003 by the Named Executive Officers.

	Securities	Aggregate
	Acquired on	Value	Number of Unexercised Options at		Value of Unexercised in-the-Money
Name and	Exercise	Realized	January 31, 2003		Options at January 31, 2002(1)
Principal Position	(#)	($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
			(#)	(#)	($)	($)
Nigel W. Stokes
Chairman, President and Chief	Nil	Nil	110,000	30,000	4,600	13,800
Executive Officer
P. Kirk Dixon
Secretary and Executive Vice	Nil	Nil	52,500	7,500	1,150	3,450
President, Global Operations
Peter Cauley
Vice President, Finance and	2,000	11,700	22,500	51,000	32,940	33,650
Chief Financial Officer
Donald G. Symonds
Vice President, EMEA	5,000	29,250	3,500	4,500	6,695	6,255
Stewart A. Ritchie
Vice President, Sales,	Nil	Nil	36,750	56,250	69,955	89,555
Americas and Asia Pacific

Note:

(1) Based on the closing trading price of the Common Shares on the Toronto Stock Exchange on January 31, 2003 of $12.00.

3.

Employment Agreements

The Corporation entered into an employment agreement of indefinite duration with Mr. Nigel Stokes, Chairman, President and Chief Executive Officer dated as of March 25, 2002.  This employment agreement provides for an annual salary of $375,000  effective February 1, 2002, and also provided for a retroactive salary and bonus adjustment payment of $150,000 covering the period from September 30, 2000 to January 31, 2002 during which Mr. Stokes had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on September 30, 2000.  Mr. Stokes’ agreement also provides that he may receive an annual performance bonus of up to $300,000, the amount to be determined by the Board of Directors on the recommendation of the Compensation Committee based upon consideration of the financial performance of the Corporation in respect of each fiscal period.  In addition, Mr. Stokes is eligible to receive an additional annual performance bonus of up to $300,000, the amount to be determined by the Board of Directors on the recommendation of the Compensation Committee based upon consideration of over-achievement of the financial performance of the Corporation in respect of each fiscal period.  Mr. Stokes is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan. The employment agreement also provides that in the event of termination of the executive’s employment, he will not compete with the Corporation for a period of eighteen months following that date.  The employment agreement provides that the Corporation may terminate Mr. Stokes’ employment without cause by making a lump sum payment of an amount equal to two times his annual salary thereunder. The employment agreement automatically renews each year and is subject to annual compensation review.

The Corporation has entered into an employment agreement of indefinite duration with Mr. Kirk Dixon, Executive Vice President, Development and Global Operations dated April 23, 2002.  This employment agreement provides for an annual salary of $240,000 effective February 1, 2002 and also provided for a retroactive bonus payment of $50,000 covering the period from May 8, 2001 to January 31,

2002 during which Mr. Dixon had continued his employment with the Corporation under the terms of a previous employment agreement that had expired on May 8, 2001. Mr. Dixon's agreement also provides that he may receive an annual performance bonus of up to $125,000, the amount to be determined by the Board of Directors on the recommendation of the Compensation Committee based upon consideration of the financial performance of the Corporation in respect of each fiscal period.  Mr. Dixon is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.  The agreement also provides that in the event of termination of the executive’s employment, he will not compete with the Corporation for a period of eighteen months following that date.  The employment agreement provides that the Corporation may terminate Mr. Dixon’s employment without cause by making a lump sum payment of an amount equal to one times his annual salary thereunder.  The employment agreement automatically renews each year and is subject to annual compensation review.

The Corporation has an employment arrangement of indefinite duration with Mr. Donald Symonds, Vice President, EMEA, which provides for annual salary of $150,000, as well as eligibility for performance bonuses at the discretion of senior management.  Until July 31, 2001, Mr. Symonds was based out of the Corporation’s UK offices in Surrey, England.  As of August 1, 2001, Mr. Symonds operates out of the Corporation’s offices in Germany and France.  Mr. Symonds is entitled to additional compensation to compensate him for the effects of European taxes, so that his after-tax compensation is approximately equivalent to what it would be if he were resident in Canada.  In addition, Mr. Symonds is reimbursed for certain automobile expenses and rental costs for his accommodation.  Mr. Symonds is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.

The Corporation has an employment arrangement of indefinite duration with Mr. Stewart Ritchie, Vice President, Sales, Americas and Asia Pacific.  Mr. Ritchie’s current base annual salary is $170,000.  Mr Ritchie is eligible to receive performance bonuses at the discretion of senior management.  Mr. Ritchie is also entitled to commission payments in respect of North American sales.  Mr. Ritchie is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.

The Corporation has an employment arrangement of indefinite duration with Mr. Peter Cauley, Vice President, Finance and Chief Financial Officer.  Mr. Cauley’s current annual salary is $170,000.  Mr Cauley is eligible to receive performance bonuses at the discretion of senior management.  Mr. Cauley is also eligible to participate in the Corporation’s group benefit plans and Executive Stock Compensation Plan.

4.

Compensation Committee

The Compensation Committee is currently composed of three unrelated (i.e. non-management) directors:  Mr. Keith Powell, Mr. Donald Woodley and Mr. Bryan Plug.

5.

Report on Executive Compensation

At a meeting on March 3, 2003, the board of directors adopted a charter for the Compensation Committee.  A copy of the charter is attached to this Management Information Circular as Exhibit A.

The Corporation’s executive compensation program is intended to provide an appropriate overall compensation package that permits the Corporation to attract and retain highly qualified and experienced senior executives and to encourage superior performance by the Corporation.  The Corporation’s compensation policies are intended to motivate individuals to achieve and to award compensation based on corporate and individual results.  Compensation for the Named Executive Officers was intended to reflect a fair evaluation of overall performance and was intended to be competitive in aggregate with levels of compensation of comparable corporations.

The main components of the Corporation’s executive compensation program include a cash base salary, a cash bonus and long term option grants under the Executive Stock Compensation Plan.  The Corporation also has a Share Purchase Plan.

The primary component of the annual compensation of the Corporation’s CEO, Mr. Nigel Stokes, is cash base salary and cash bonus.   Mr. Stokes’ base salary is $375,000.  Mr. Stokes’ cash bonus has two components.  The first component consists of up to $300,000 that is tied directly to specific performance targets for the Corporation set each year by the board of directors.  These targets may include common financial measures of performance such as revenue, earnings, cash-flow and similar measures.  Mr. Stokes is expected to be paid the full $300,000 in respect of fiscal 2003 during fiscal 2004.  The second component consists of up to $300,000 that may be awarded at the sole discretion of the board of directors for overachievement of the financial targets set each year by the board of directors.  The board of directors will be considering the recommendations of the Compensation Committee with respect to an over-achievement bonus for Mr. Stokes in respect of fiscal 2003 at its next scheduled meeting.  Long term stock options are a secondary and less significant component of Mr. Stokes’ compensation.  As an initial investor and significant shareholder of the Corporation, Mr. Stokes’ interests are closely aligned with those of other shareholders. Nevertheless, the Compensation Committee believes that Mr. Stokes should be entitled to participate in the Corporation’s annual grant of options to key performers on the same basis as other employees.

The primary component of the annual compensation of the Corporation’s Executive Vice President, Mr. Kirk Dixon, is cash base salary and cash bonus.  Mr. Dixon’s base salary is $240,000.  Mr. Dixon’s cash bonus consists of up to $125,000 that is tied directly to specific financial targets for the Corporation set each year by the board of directors.  Mr. Dixon’s bonus is designed to result in him receiving the full $125,000 if the Corporation achieves its financial targets for the year.  It is expected that Mr. Dixon will be paid the full $125,000 in respect of fiscal 2003 during fiscal 2004.  The board of directors will be considering the recommendations of the Compensation Committee with respect to an over-achievement bonus for Mr. Dixon in respect of fiscal 2003 at its next scheduled meeting.  Long term stock options are a secondary and less significant component of Mr. Dixon’s compensation.  As an initial investor and significant shareholder of the Corporation, Mr. Dixon’s interests are closely aligned with those of other shareholders.  Nevertheless, the Compensation Committee believes that Mr. Dixon should be entitled to participate in the Corporation’s annual grant of options to key performers on the same basis as other employees.

The primary component of the annual compensation of the other Named Executive Officers is cash base salary and cash bonus.  The cash base salary of the Vice President, Sales, Americas and Asia Pacific includes sales commissions which are directly tied to the revenue achieved in his territories.  The cash bonus of the other Named Executive Officers is a less significant component of their total cash compensation.  The cash bonus is determined by the CEO based on the recommendations of the human resources department of the Corporation and takes into account a number of factors related to the role the individual plays within the Corporation and may include the overall performance of the Corporation, specific measures related to the role of the individual and a discretionary assessment of individual performance.  A substantial portion of the cash bonus of the CFO is tied directly to the specific financial targets for the Corporation set each year by the board of directors.  Long term stock options are intended to be a significant component of compensation for the other Named Executive Officers.  Long term stock options are awarded to senior officers based on their level within the organization and their responsibilities when they are hired, promoted or assume new responsibilities.  Annual performance grants are also made to senior officers.  The amount of the annual performance grants is determined by the CEO based on the recommendations of the human resources department of the Corporation and takes into account a number of factors related to the role the individual plays within the Corporation and may include the overall performance of the Corporation, specific measures related to the role of the individual and a subjective assessment of individual performance.  The amount and terms of outstanding options held by an officer are not taken into account in determining whether and how many new option grants should by made to that specific officer.  As a matter of policy, the Compensation Committee considers the number of remaining options available under the Executive Stock Compensation Plan when determining the total number of options to grant to officers for performance each year.

Long term options granted under the Executive Stock Compensation Plan generally vest in four equal instalments over a four year period with the first instalment vesting during the first year after the date of the grant.  The exercise price is based on the market value on the date of the grant determined by taking the average of the closing price of the Common Shares on the Toronto Stock Exchange for the five immediately preceding trading days.  Other relevant provisions of the Executive Stock Compensation Plan are described in the section of this Management Information Circular dealing with the proposed amendment to the Plan.  The Compensation Committee believes that the use of long term options aligns the interests of senior officers with those of shareholders and provides an important incentive for them to increase the market value of the Common Shares of the Corporation over the long term.  The Compensation Committee also believes that granting long term options is an important factor in attracting, maintaining and retaining talented senior officers.

The Compensation Committee evaluated the compensation of the CEO against the compensation of CEOs of comparable companies in February 2002.  The comparable companies chosen consisted of publicly traded US and Canadian software companies.  The Compensation Committee took into account the annual revenue of these companies relative to the annual revenue of DataMirror in making its comparison.   Mr. Stokes’ cash compensation was set to be comparable to, but at the lower end of the range of, cash compensation paid to the chief executive officers of these comparable Canadian companies.  Due to the limited number of comparable Canadian companies and the fact that the Corporation competes on an international level with a number of companies in the market for integration and resiliency software, the Compensation Committee also compared the CEO’s compensation to the compensation of chief executive officers of publicly traded US companies that compete with the Corporation in the market for integration and resiliency software.  These companies were chosen because they are the companies that the Corporation and analysts who follow the Corporation use as comparables for the purposes of financial and market analysis. The Compensation Committee considered the compensation of the CEOs of these US companies, taking into account the annual revenue of these companies relative to the annual revenue of DataMirror.  As the committee did not feel it was appropriate to apply US compensation standards to a Canadian company, these comparisons were given limited weight in setting Mr. Stokes’ compensation.  The Compensation Committee determined that Mr. Stokes’ base salary and total cash compensation are at the lower end of the range of cash compensation paid to the chief executive officers of these comparable US companies.

The human resources department of the Corporation uses a number of sources including the Compensation and Benefits Survey of the Information Technology Association of Canada to determine a fair salary range and options package for all positions including executive positions within the Corporation.  The compensation of newly hired executives is set within the fair range by negotiation, taking into account the skills and experience of the individual, past compensation history and the needs of the Corporation.  All employees except the CEO and Executive Vice President go through the Corporation’s standard performance review process on a regular basis.  The review process includes a determination of whether the employee is entitled to a salary increase based on individual performance, market trends, corporate performance, the employee’s current salary as compared to the fair salary range for their position, and other relevant factors.

Presented by the Compensation Committee of the Board of Directors

Mr. Keith Powell
Mr. Donald Woodley
Mr. Bryan E. Plug

6.

Indebtedness of Directors, Executive Officers and Senior Officers

The Corporation’s directors, executive officers and senior officers are eligible to participate in the Corporation’s Share Purchase Plan.  The purpose of the Share Purchase Plan is to provide long-term incentives to attract, motivate and retain key employees, officers, directors and consultants providing services to the Corporation.   Shares issued under the Share Purchase Plan are issued for market consideration determined by taking the average of the closing price of the Shares on the Toronto Stock Exchange for the five immediately preceding trading days prior to the date of issuance.  The Share Purchase Plan provides that the Corporation may loan money to participants to purchase Common Shares of the Corporation.  The Corporation has not loaned money to participants since the provisions of the Sarbanes-Oxley Act prohibiting such loans came into effect.   Loans made prior to the coming into effect of the Sarbanes-Oxley Act are grandfathered.  Repayment of these loans is secured by a pledge of the Common Shares purchased with the proceeds of the loan and such Common Shares are deposited with and held by a custodian until the loan has been repaid.  Prior to the coming into effect of the Sarbanes-Oxley Act, the Corporation granted interest free loans to certain of its directors to purchase Common Shares under the Share Purchase Plan.  The loans are to be repaid from quarterly directors’ fees due to such persons as they are earned, and may also be repaid in whole or in part at any time without penalty.  The full principal amount of a director’s loan is immediately due and payable on the date a director ceases to be a director of the Corporation.  The aggregate indebtedness to the Corporation of all officers, directors, employees and former officers, directors and employees in respect of the Share Purchase Plan as at April 30, 2003 was $5,000.  The following table sets out the indebtedness of the officers and directors of the Corporation to the Corporation in connection with the purchase of Common Shares under the Share Purchase Plan:

Name and Principal	Involvement of the	Largest Amount	Amount	Financially Assisted	Security for
Position	Corporation	Outstanding During	Outstanding as at	Purchases of	Indebtedness
		the Fiscal Year	April 30, 2003	Common Shares
		Ended January 31,	($)	During the Fiscal
		2003		Year Ended
		($)		January 31, 2003

Donald L. Lenz,	Lender	22,500	2,500	0	Pledge of Common
director					Shares

Donald Woodley,	Lender	25,000	2,500	0	Pledge of Common
director					Shares

No officer or director or former officer or director or any associate of any such persons had any indebtedness to the Corporation or any of its subsidiaries during the financial year ended January 31, 2003 except as set out above.

7.

Interests of Insiders in Material Transactions

During fiscal 2003, the Corporation sublet space to SmartSales Inc., a company of which Nigel W. Stokes served as Chairman of the Board of Directors and was a significant shareholder.  The annual rent for the sublet space was $51,000.  The rental transaction was made at market prices under normal trade terms and conditions.  During fiscal 2003, SmartSales went bankrupt and the Corporation wrote off its rent receivable of $76,500.

During fiscal 2003, the Corporation purchased certain assets of SmartSales from the trustee in bankruptcy of the estate of SmartSales in a cash transaction accounted for under the purchase method.  The assets acquired consisted of computer equipment, office furniture, customer lists, accounts receivable, and software and related technology and intellectual property.  DataMirror did not assume any liabilities or obligations of SmartSales pursuant to the transaction.  DataMirror expects the purchase to be of benefit to it, but does not expect the transaction to have a material impact on its financial results or on its business and affairs.  The transaction was approved by the court under the Bankruptcy and Insolvency Act (Canada).  The President, CEO and Chairman of DataMirror, Mr. Nigel Stokes, is a former director and Chairman of SmartSales and he held approximately 20% of the common shares of SmartSales.  Mr. Stokes did not receive any of the proceeds of the sale from the Trustee as a result of his shareholding in SmartSales.   The former directors of SmartSales including Mr. Stokes may benefit indirectly from the transaction because the Trustee’s use of the proceeds of the sale reduced certain potential liabilities of the former directors with respect to unpaid taxes.   At the request of Mr. Stokes, the nature and extent of his interest in SmartSales was disclosed and recorded in the minutes of the proceedings of the directors of DataMirror.  The terms of the transaction were reviewed and approved unanimously by the board of directors of DataMirror.  The board of directors was of the view that the assets to be acquired and the immediate potential for collecting accounts receivable and generating revenue would benefit DataMirror.

8.

Compensation of Directors

During the fiscal year ending on January 31, 2003, directors of the Corporation who were not salaried employees of the Corporation were entitled to be paid a fee of $2,500 for each quarterly meeting of the Board of Directors attended.  Directors are also eligible to participate in the Corporation’s Executive Stock Compensation Plan and Share Purchase Plan.

9.

Directors’ and Officers’ Liability Insurance

The Corporation maintains liability insurance for its directors and officers acting in their respective capacities.  During the fiscal year ended January 31, 2003, the Corporation maintained directors and officers insurance coverage in an aggregate amount of US $20 million, subject to a US $100,000 loss payable by the Corporation.  The annual premium for this coverage is US $162,000 including applicable taxes.

10.

Performance Graph

The Corporation’s Common Shares became listed and traded on the Toronto Stock Exchange on December 16, 1996, and the NASDAQ National Market on January 18, 2001.  The following graph compares the percentage change in the Corporation’s cumulative total shareholder return on its Common Shares with the cumulative total return of the S&P/TSX Composite Index (formerly The Toronto Stock Exchange 300 Index) (the “TSE 300”) (total index return, including dividends reinvested) over the period from January 30, 1998 to January 31, 2003.  The graph illustrates the cumulative return on a $100 investment in Common Shares made on January 30, 1998 as compared with the cumulative return on a $100 investment in the TSE 300 on January 30, 1998, calculated using the closing prices on January 30, 1998, January 29, 1999, January 31, 2000, January 31, 2001, January 31, 2002 and January 31, 2003 respectively.  The Common Share performance as set out in the graph does not necessarily indicate future price performance.

Total Shareholder Return
January 30, 1998 through January 31, 2003

	January 30,	January 29,	January 31,	January 31,	January 31,	January 31,
	1998	1999	2000	2001	2002	2003
DataMirror Corporation	100.00	91.15	99.23	119.23	92.31	92.31
TSE 300	100.00	102.07	130.60	145.23	121.08	105.91

AMENDMENT TO THE EXECUTIVE STOCK COMPENSATION PLAN

Background

The purpose of the Executive Stock Compensation Plan (the “Plan”) is to provide long-term incentives through the grant of options to acquire Common Shares of the Corporation to attract, motivate and retain key executive officers and directors of the Corporation.  All  members of the board of directors (the “Board”) and all bona fide full-time officers of the Corporation or any of its subsidiaries who are designated by the Corporation as being eligible to participate in the Plan are eligible to participate in the Plan ("Eligible Participants").  The Plan was originally approved by the Corporation's Shareholders on June 14, 2000.  The Plan is administered by or under the authority of the Board or a person or committee to which such administrative authority is delegated by the Board.  The Corporation has the power to make such rules and regulations to administer the Plan, and to interpret the provisions and rules of the Plan.  The Corporation's determination of all questions arising under the Plan are final and binding on all participants.  The Corporation maintains detailed records of each option granted, including number of options granted, date of grant, earliest and latest exercise dates, vesting dates and exercise price.  The Corporation determines, in its sole discretion, which Eligible Participants will be granted options pursuant to the Plan.  Participation in the Plan is entirely voluntary.  An option granted under the Plan may not be assigned, encumbered or otherwise disposed of by the participant, otherwise than by will or by the laws of succession.  The Corporation designates the number, price, earliest and latest exercise dates and vesting periods of Shares that a participant is entitled to purchase under options granted under the Plan.  The number of Common Shares reserved for issuance under the Plan to any one person may not exceed 5% of the aggregate number of Common Shares outstanding, and the number of Common Shares reserved for issuance to insiders under the Plan may not exceed 10% of the aggregate number of Common Shares outstanding.  The option price per Common Share is determined by the Corporation, but may not be less than the weighted average trading price for the Common Shares on the Toronto Stock Exchange for the five (5) business days immediately preceding the date of the option grant.  The Corporation may designate the earliest and latest dates upon which an option may be exercised, provided however, that such dates may be as early as the grant date, but no later than ten years following the grant date.  Unless specified otherwise, 25% of a participant's option will vest each year over a four year period.

Unless otherwise determined by the Corporation, if a participant ceases to be an Eligible Participant for any reason other than death, any options held by such participant which have not been exercised will immediately cease and terminate and be of no further force or effect whatsoever regardless of whether the options have vested or not.  If a participant ceases to be an Eligible Participant on account of death, and at the time of death that person has not previously had his or her rights under the Plan terminated, any options which at the time of death have vested and were exercisable, may be exercised for up to 180 days following the death (or the expiry date of the option, if earlier).  Any options which at the time of death have not vested may, at the discretion of the Corporation and upon its written consent, be exercised for up to 90 days following the death (or the expiry date of the option, if earlier).

In the event of a take-over bid, the Board may, in its discretion, give its express consent to the immediate exercise of any options held by participants, regardless of whether such options have vested. A participant's options will terminate and may not be exercised after the latest exercise date for such options.  A participant must provide the Corporation with written notice of any intention to exercise options.  Upon satisfactory payment of the option exercise price, the participant will be entitled to a certificate representing that number of Shares being purchased upon exercise of the option.  No participant will have any rights as a shareholder until the Shares have been paid for in full.

Employee Stock Option Plan

The Corporation also has an Employee Stock Option Plan (the "Employee Plan").  Since the adoption of the Executive Stock Compensation Plan on June 14, 2000, officers and directors of the Corporation have not been eligible to receive options under the Employee Plan.  The maximum number of Common Shares reserved for issuance upon the exercise of all options granted under the Employee Plan is 2,000,000.  As at April 30, 2003, options to purchase 722,086 Common Shares were outstanding under the Employee Plan.  528,141 Common Shares have been issued upon the exercise of options granted under the Employee Plan.  Options to purchase 749,773 Common Shares remain available for grant under the Employee Plan.

Description of the Proposed Amendment

The maximum number of Shares reserved for issuance upon the exercise of all options granted under the Plan is currently 500,000.  As at April 30, 2003, options to purchase 438,500 Common Shares were outstanding under the Plan. No Common Shares have been issued upon exercise of options granted under the Plan.  On March 3, 2003, the Board of Directors, subject to approval of shareholders and the Toronto Stock Exchange, adopted an amendment to the Plan to increase the maximum number of Common Shares issuable upon exercise of options under the Plan to 800,000, representing approximately 7.0% of the Common Shares outstanding as at April 30, 2003.

The software industry in which the Corporation competes is highly competitive.  The success of a software company is in large part dependent on the skills and dedication of its officers.  The Board of Directors believes that the Corporation needs to recruit and retain world-class officers to be successful.  In the competitive market for software industry employees, employee compensation packages, especially those of software companies in the United States, commonly include stock option compensation as a principal component in the hiring and retention of employees.  The Board of Directors also believes that the number of options currently remaining available to grant to officers under the Plan may be insufficient to retain the key officers of a potential target company in the event the Corporation decides to pursue a merger or acquisition.

At the Meeting, the shareholders will be asked to consider and, if thought advisable, to approve, with or without amendment, a resolution (the "Option Plan Resolution") authorizing an amendment to the Plan to increase the maximum number of Common Shares which may be issued under options granted under the Plan from 500,000 Common Shares to 800,000 Common Shares.  The text of the Option Plan Resolution is attached as Exhibit B hereto.  Copies of the Plan are available for inspection at the registered office of the Corporation and will be available upon request at the Meeting.

The Toronto Stock Exchange requires that the proposed amendment to increase the number of Common Shares issuable under the Plan be approved by a majority of the votes cast at a meeting of shareholders.  If the Option Plan Resolution is not passed, the aforementioned amendment to the Option Plan will be revoked.

Unless otherwise instructed by a shareholder, the persons named in the accompanying form of proxy will vote "FOR" the resolution authorizing an amendment to the Plan to increase the maximum number of Common Shares which may be issued under options granted under the Plan from 500,000 Common Shares to 800,000 Common Shares.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Toronto Stock Exchange requires that each listed company disclose on an annual basis its approach to corporate governance, with reference to corporate governance disclosure guidelines published by the TSX (the “TSX Guidelines”).

The Corporation’s Board of Directors adopted a formal statement of corporate governance principles (the “Corporate Governance Principles”), a formal charter for the Corporate Governance Committee (the “Governance Committee Charter”) and adopted a new charter for the Audit Committee (the “Audit Committee Charter”) at its meeting on March 3, 2003.  These documents are attached to this Management Information Circular as Exhibits C, D and E respectively.  The Corporation’s Board of Directors and the Corporate Governance Committee believe that the disclosure of the Corporate Governance Principles, Governance Committee Charter, Audit Committee Charter and Compensation Committee Charter fully address the disclosure requirements of the TSX Guidelines.  The Corporation’s disclosure of its system of corporate governance relative to each of the TSX Guidelines is set out in the following chart.

1.	Stewardship

The Board of Directors explicitly accepts responsibility for the stewardship of the corporation and the specific matters set out in the Corporate Governance Principles of the Corporation formally adopted by the Board of Directors and included as Exhibit C.

2.	Board Composition	The Board of Directors is constituted with a majority of individuals who qualify as unrelated directors.

3.	Unrelated Analysis

The Board of Directors has determined that Mr. Donald Lenz, Mr. Bryan Plug, Mr. Keith Powell and Mr. Donald Woodley are “unrelated directors” as such term is defined by the TSX Guidelines and are independent under applicable laws, rules and listing standards. The analysis of the Board of Directors in reaching this conclusion is based on an examination of all the relevant facts related to each director including the following. None of these directors (or their family members or principal employers) receive any fees or benefits from the Corporation or management other than those disclosed in this Management Information Circular as a result of being a director. None of these directors have any relationship (business or personal) with the Corporation or any member of management that could reasonably be perceived to materially interfere with their ability to act in the best interests of the Corporation.

4.	Nominating Committee

The responsibility for proposing to the full Board new nominees and for assessing the directors on an ongoing basis rests with the Corporate Governance Committee. The Corporate Governance Committee is currently constituted with a majority of “unrelated directors”, but it does include Mr. Nigel Stokes, the President and CEO of the Corporation.

5.	Assessing Board Effectiveness	The criteria and procedures for assessing Board effectiveness are set out in the Membership Criteria section of the Corporate Governance Principles of the Corporation attached as Exhibit C.

6.	Director Education	The Corporation’s policy with respect to Director education are set out in the Education section of the Corporate Governance Principles of the Corporation attached as Exhibit C.

7.	Board Size	The Board of Directors regularly evaluates whether a larger or smaller number of directors would be more effective.

8.	Director Compensation	The Compensation Committee annually reviews and recommends the compensation of independent directors and committee members for approval by the Board.

9.	Committee Composition

The Compensation Committee and the Audit Committee are composed entirely of unrelated independent directors.  The Corporate Governance Committee is composed of a majority of unrelated independent directors.

10.	Corporate Governance Committee	The Board has established a Corporate Governance Committee responsible for the Corporation’s approach to corporate governance. The Corporate Governance Committee’s charter is attached as Exhibit D.

11.	Descriptions and Corporate Objectives

Descriptions of the role of the Directors are included in the Corporation’s Corporate Governance Principles attached as Exhibit C.  The role of the Compensation Committee and the Board in setting corporate objectives which the CEO is responsible for achieving are described in the Corporation’s Corporate Governance Principles and in the Charter of the Compensation Committee attached as Exhibit A. The Report on Executive Compensation in this Management Information Circular provides additional details.

12.	Board Independence

The Corporation’s structures and procedures to ensure that the Board can function independently of management are described in the Independent Board Leadership section of the Corporation’s Corporate Governance Principles attached as Exhibit C.

13.	Audit Committee	The Audit Committee Charter is attached as Exhibit E.

14.	Outside Advisors

Independent Board members are encouraged to consult directly with outside advisors as required although no formal funding mechanisms are in place. The Audit Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties and the Corporation is required to provide appropriate funding as approved by the Board of Directors.

The Board of Directors formally adopted an amended Employee Conduct Policy that applies to all officers and employees of the Corporation at its meeting on March 3, 2003.  The Employee Conduct Policy is attached to this Management Information Circular as Exhibit F.

DIRECTORS’ APPROVAL

The contents and the sending of this Management Information Circular have been approved by the directors of the Corporation.

Dated as of April 30, 2003.

Nigel W. Stokes

Chairman, President and Chief Executive Officer

Exhibit A
DataMirror Corporation
Compensation Committee Charter

A.

Mandate and Authority

This Charter governs the operations of the compensation committee.  The purpose of the committee is to review and approve the compensation of directors and the CEO and advise the board and the Company on compensation and incentive policy.  The committee shall report to the board on a regular basis and not less than once a year.

B.

Organization

The committee shall be appointed by the board of directors and shall comprise at least three directors, all of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of independence from management and the Company and if they meet all criteria required by applicable laws.

C.

Responsibilities

The compensation committee is responsible for:

•   recommending annual and long-term performance goals and objectives for the senior executive officers to the board for its approval

•   setting guidelines for determining the short-term and long-term compensation of senior executive officers based on the Company’s performance and relative shareholder return, the compensation of senior executive officers at comparable companies, compensation in previous years, the experience and skills of the officer and any other factor the committee determines to be relevant.

•   The compensation committee may rely upon relevant information provided by management and external compensation consultants in making their determination    evaluating the performance of the CEO in light of the approved performance goals and objectives and determining his compensation

•   assisting the CEO as necessary in determining the compensation of the other senior executive officers

•   making recommendations to the board with respect to incentive based compensation plans and equity based plans including the Company’s Stock Option Plans and Share Purchase Plan

•   reviewing and recommending the compensation for independent directors and committee members for approval by the board

•   reviewing and approving the Executive Compensation disclosure required by the TSX to be included in the Company’s annual management information circular and any similar disclosure required under applicable law

D.

Meetings

The committee shall meet at least once each year and at such other times as it deems necessary to fulfill its responsibilities.  Meetings of the committee may be called by any member of the committee or by the board of directors.  Notice of meetings may be given by any reasonable means including the scheduling of regular meetings at the preceding meeting of the committee or board of directors.  Quorum for a meeting of the committee shall be a majority of the members.  Meetings shall be chaired by the Chairman of the committee who shall be appointed by the board of directors.  If the Chairman cannot attend a meeting, the members present shall elect a Chairman for the meeting.  The Chairman shall also act as Secretary to the meeting. Minutes of meetings shall be recorded and maintained in accordance with applicable law.

Exhibit B

Resolution of the Shareholders
of DataMirror Corporation

Amendment to the Executive Stock Compensation Plan

BE IT RESOLVED THAT:

1.

The amendment to the Corporation’s Executive Stock Compensation Plan to increase the maximum number of Common Shares of the Corporation that may be issued under options granted pursuant to the Corporation’s Executive Stock Compensation Plan from 500,000 to 800,000, as more particularly described under the heading “Amendment to the Executive Stock Compensation Plan” in the Corporation’s Management Information Circular dated April 30, 2003, be and is hereby approved.

2.

Any one officer or director of the Corporation be authorized to take such steps or execute such documents, whether or not under corporate seal, which are in his or her opinion necessary or advisable in order to give effect to this resolution.

Exhibit C
DataMirror Corporation
Board of Directors
Corporate Governance Principles

Role of the Board of Directors

The board of directors is elected by the Company’s shareholders to oversee the actions of management and the results of the business.   In discharging its responsibilities, the board will act in the best interests of the Company and its shareholders.

The board is explicitly responsible for the stewardship of the Company.  The board has assumed responsibility for the following matters:

Strategic Planning Process

•

The board reviews and approves management’s strategic plans

•

The board provides input to management on emerging trends and issues

•

The board reviews and approves the Company’s business plan and financial objectives

•

The board monitors corporate performance including key metrics against the Company’s business plan

Risk Management

•

The audit committee of the board of directors is primarily responsible for ensuring that the principal risks of the business are identified and appropriate systems are implemented to manage these risks

•

The audit committee reviews the reports of the internal and external auditors on risk management and reviews and approves the disclosure of risks in the Company’s Annual Information Form

Succession Planning

•

The board of directors regularly discusses senior level staffing issues with members of management and is responsible for the appointment of senior officers

•

The corporate governance committee is responsible for assessing the effectiveness of the board in fulfilling its role including monitoring the effectiveness of individual directors

Communications Policy

•

The board of directors has reviewed and approved a disclosure policy for the Company that has been communicated to employees.  The disclosure policy adopts the best practice recommendations of the Canadian Securities Administrators

•

A committee of senior management is responsible for overseeing communications with shareholders and the public in accordance with the policy

•

The general counsel is responsible for periodically reviewing and updating the policy for approval by the board of directors

•

The corporate governance committee reviews the internal communications plan prepared by management

Internal Controls

•

The audit committee is primarily responsible for monitoring the integrity of the Company’s internal control and management information systems

•

The audit committee reviews the reports of the internal and external auditors on internal controls and management information systems

•

The board has reviewed and approved an Employee Conduct Policy whose purpose is to ensure ethical behaviour and the compliance with laws and regulations.  The Employee Conduct Policy complies with applicable laws and rules of the SEC

Approval of Transactions

•

The board of directors approves material transactions and contracts where required by applicable law or by customary practices of sound corporate governance

Fiduciary Duties

•

Directors owe fiduciary duties to the Company and are expected to behave accordingly including promptly disclosing any potential conflict of interest that may arise

Composition of the Board of Directors

Size

•

The board currently has 7 members.  The Board believes 7 to 9 is an appropriate size based on the Company’s current circumstances.  The corporate governance committee periodically evaluates whether a larger or smaller slate of directors would be preferable.

Selection

•

All board members are elected annually by the Company’s shareholders.  Each year at the Company’s annual meeting, the board recommends a slate of directors for election by shareholders.  The board’s recommendation is based on its determination (using advice and information supplied by the corporate governance committee) as to the suitability of each individual, and the slate as a whole, to serve as directors of the Company, taking into account the membership criteria discussed below.

Membership Criteria

•

The corporate governance committee works with the board as a whole on an annual basis to determine the appropriate characteristics, skills and experience for the board as a whole and its individual members.   In evaluating the suitability of individual board members, the board takes into account many factors, including general understanding of marketing, finance and other elements relevant to the success of a publicly-traded software company in today’s business environment, understanding of the Company’s business on a technical level, education and professional background, reputation, integrity, maturity, confidence and past track record and experience.  The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas.  The corporate governance committee monitors the effectiveness of individual directors who are expected to attend board meetings regularly, participate in committee activities, review and understand information distributed in advance of board meetings, be available to the CEO and other members of senior management for advice and counsel.

Independence

•

The board believes that at least a majority of its members should be independent directors as determined by the board in accordance with applicable law and rules of the TSX, NASDAQ and the SEC.

Independent Board Leadership

•

The board selects the chairman in the manner that it determines to be in the best interests of the Company’s shareholders.  The board recognizes that having a board that functions independently of management is advantageous in representing the shareholders’ interests.  However, due to the CEO’s extensive knowledge of the Company’s business and affairs, the age of the Company, the length of time the Company has been publicly listed, and the length of time independent directors have served as directors of the Company, the board has determined that it was in the best interests of shareholders to have the CEO also hold the position of chairman.  The corporate governance committee regularly reviews this determination in light of changing circumstances. The corporate governance committee also regularly considers whether it would be appropriate to appoint one of the independent board members as a board leader.  The board believes that it has taken the necessary steps to allow independent directors to fulfill their duties efficiently and independently of management without appointing an independent board leader by encouraging independent board members to add items to the agenda for board meetings, by requiring independent board member participation on committees, by ensuring that independent directors have adequate opportunities to meet to discuss issues without management present, and by encouraging independent board members to consult directly with members of senior management and outside advisors as required.

Terms

•

The board does not believe it should limit the number of terms for which an individual may serve as a director.  Directors who have served on the board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies and objectives.  The continued participation of each individual board member will be reviewed annually in accordance with the membership criteria described above and will also take into account the length of time the member has served on the board, the age of the board member, and any relevant significant personal or professional changes that have occurred in the past year with respect to the board member.

Meetings

•

Senior managers of the Company and any board member may request that an item be added to the agenda for each board meeting.

•

The agenda is distributed in advance to each director and certain members of senior management.

•

All information and data that is relevant to the board’s understanding of the matters to be discussed at an upcoming board meeting where feasible should be distributed in writing or electronically to all members of the board in advance of the meeting.  This will help facilitate the efficient use of time at board meetings to deliberate and make decisions on key Company issues.  In preparing this information, management should ensure that the materials being distributed are as concise as possible while giving directors sufficient information to make informed decisions.

•

The board may request that management provide any information it considers relevant at any time

•

The board holds 4 regular meetings each year in March, May, August and November timed to review and approve the results for each quarter.  4 regularly scheduled informal board meetings are held to update the board on the Company’s progress between the regular meetings.  Additional meetings are held as required to deal with other matters that arise.  Committee meetings are generally held on the same day prior to the board meeting.

Compensation

•

The compensation committee annually reviews and recommends the compensation of independent directors and committee members for approval by the board

•

All directors are encouraged to own stock in the Company in an amount that is appropriate for them

•

Directors may use their accrued board fees to purchase stock in the Company through the Company’s Share Purchase Plan

•

Directors may also be awarded stock options under one of the Company’s Stock Option Plans

Employee directors are not eligible for any director compensation

Education

•

The Company has a policy of making a full indoctrination and continuing education process available to board members that includes background materials on the Company, meetings with key management and visits to the Company’s headquarters.  Board members may request that the Company arrange for their participation in any cost-effective continuing education program that is relevant to their role as board and committee members

Periodic Review

•

These corporate governance principles are reviewed from time to time by the corporate governance committee and the board

Exhibit D

DataMirror Corporation

Corporate Governance Committee Charter

A.

Mandate and Authority

This Charter governs the operations of the corporate governance committee.  The purpose of the committee is to advise the board of directors on enhancing the Company’s corporate governance through a continuing assessment of the Company’s approach to corporate governance and to make policy recommendations with respect to board and committee effectiveness.  The committee shall report to the board on a regular basis and not less than once a year.

B.

Organization

The committee shall be appointed by the board of directors and shall comprise at least three directors, the majority of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of independence from management and the Company and if they meet all criteria required by applicable laws.

C.

Responsibilities

The corporate governance committee is responsible for:

•    assessing the effectiveness of the board in fulfilling its role including monitoring the effectiveness of individual directors

•    making recommendations to the board for its approval from time to time as to changes that the committee believes to be desirable to the size of the board or any committee thereof

•    identifying individuals believed to be qualified to become board members, and recommending to the board for its approval the slate of candidates to stand for election as directors at the annual meeting of shareholders

•    reviewing and assessing the effectiveness of independent board leadership and making recommendations of any changes required to the board for its approval

•    reviewing and approving the internal communications plan prepared by management

•    reviewing and approving the Statement of Corporate Governance Practices required by the TSX to be included in the Company’s annual management information circular and any similar disclosure required under applicable law

•    reviewing and reassessing this charter, the corporate governance principles of the board and the charters of the other board committees on a regular basis and recommending changes as appropriate for the approval of the board of directors

D.

Meetings

The committee shall meet at least once each year and at such other times as it deems necessary to fulfill its responsibilities.  Meetings of the committee may be called by any member of the committee or by the board of directors.  Notice of meetings may be given by any reasonable means including the scheduling of regular meetings at the preceding meeting of the committee or board of directors.  Quorum for a meeting of the committee shall be a majority of the members.  Meetings shall be chaired by the Chairman of the committee who shall be appointed by the board of directors.  If the Chairman cannot attend a meeting, the members present shall elect a Chairman for the meeting.  The Chairman shall also act as Secretary to the meeting. Minutes of meetings shall be recorded and maintained in accordance with applicable law.

Exhibit E
DataMirror Corporation
Audit Committee Charter

A.

Mandate and Authority

This Charter governs the operations of the audit committee.  The committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board and as required by applicable law.  In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, and management of the Company.  In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.  The committee shall have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.  The Company shall provide appropriate funding for the committee as approved by the board of directors.

B.

Organization

The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company.  Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of independence from management and the Company and if they meet all criteria required by applicable laws.  No member of the committee may, other than in his capacity as a member of the committee, the board of directors or any other board committee, accept any consulting, advisory or other compensatory fee from the Company.  All committee members shall be financially literate.  The board of directors shall determine which members of the committee are independent and which members of the committee are “audit committee financial experts.” In making such determinations the committee shall be entitled to seek and rely on the advice of counsel with respect to the applicable rules and laws.  The Company is responsible for providing the committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the committee and as required by applicable law. The Company shall assist the committee in maintaining appropriate financial literacy.

C.

Responsibilities

The primary responsibility of the committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board.  Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements.

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.  The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behaviour.

The following shall be the principal recurring processes of the committee in carrying out its oversight responsibilities.  The processes are set forth as a guide with the understanding that the committee may supplement or amend them as appropriate.

The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the committee, as representatives of the Company’s shareholders.  The committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the accounting firm must report directly to the committee.  The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company, including matters in the written disclosures required by the Independence Standards Board, and shall consider the compatibility of non-audit services with the auditor’s independence and in accordance with applicable laws.   Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to shareholders’ approval.

The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs, including the Company’s Employee Conduct Policy.  Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and will provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with members of the committee.

The committee shall pre-approve all services provided by the outside auditor. The committee may establish policies and procedures for pre-approval provided they are consistent with applicable laws, detailed as to the particular service, and designed to safeguard the continued independence of the outside auditor.

The committee shall review the interim financial statements and the management discussion and analysis of those statements with management prior to the release of the statements.   The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.  The committee shall review the earnings press releases and earnings guidance with management.   The committee shall review the Annual Information Form and any other financial disclosure document required by applicable law.

The committee shall deal with complaints (including anonymous complaints) regarding accounting, internal accounting controls or auditing matters received through the complaints process established by the Company and shall have the power to investigate, seek advice on, and recommend appropriate responses to the board of directors.

The committee shall review and reassess this Charter and evaluate the committee’s effectiveness in fulfilling its mandate on a regular basis and as required by applicable law and shall obtain the approval of the board of directors for any changes.

D.

Meetings

The committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.  Meetings of the committee may be called by any member of the committee, by the CEO, by the CFO, or by the Chairman of the board of directors.  Notice of meetings may be given by any reasonable means including the scheduling of regular meetings at the preceding meeting of the committee or board of directors.  Quorum for a meeting of the committee shall be a majority of the members.  Meetings shall be chaired by the Chairman of the committee who shall be appointed by the board of directors.  If the Chairman cannot attend a meeting, the members present shall elect a Chairman for the meeting.  The Chairman shall also act as Secretary to the meeting.  Minutes of meetings shall be recorded and maintained in accordance with applicable law.

Exhibit F
DataMirror Corporation
EMPLOYEE CONDUCT POLICY

The management of DataMirror believes that integrity and credibility are inherent to the success of our business.  It is essential that all of our employees maintain appropriate standards of conduct in all of their interactions with customers, suppliers, competitors and the general public.  Significant damage could be caused to DataMirror if it appears to our customers or the general public that our employees have engaged in questionable or inappropriate conduct.

The purpose of this policy is to provide guidance to DataMirror employees on what constitutes appropriate conduct when interacting with customers, suppliers, competitors and the general public.   In general, it is expected that DataMirror employees will conduct themselves honestly, ethically and in accordance with both the letter and spirit of the law in all of their dealings with customers, competitors and the general public.

DataMirror employees should recognize that this policy cannot deal specifically with all of the situations that may arise.  It is expected that employees will use good judgement and common sense at all times in order to accomplish the objectives of this policy.

PROCEDURE

Fair Competition

Our objective at DataMirror is to be the strongest competitor we can be in each of our markets using commercially acceptable means.  We want our competitors to fear and respect us, however, we do not want to be perceived as dishonest or unethical and we do not want to violate any laws.   The following statements are intended to provide DataMirror employees with guidance on how to achieve the foregoing objective.

DataMirror employees should never:

•

Lie to, mislead or confuse customers or potential customers with respect to DataMirror products

•

Lie to, mislead or confuse customers or potential customers with respect to a competitor’s products

•

Provide negative third party references to customers or potential customers who will provide deceptive or misleading information with respect to a competitor’s products

•

Provide misleading, one-sided or unfair information with respect to comparative benchmarks or other information that normally should come from third parties in order to be fair

•

Make extreme statements about competitive products such as “they don’t work” or “their support sucks”

•

Suggest to a customer or potential customer that we have an endorsement or affiliation that we do not. (i.e.  “We are the preferred vendor of HA software to Fortune 100 corporation.”)

•

Suggest to a customer or potential customer that a specific problem associated with a specific installation of a competitor’s product is a general bug or problem with the competitor’s product

•

Make a false or misleading statement regarding the availability of price reductions

DataMirror employees should always:

•

Provide a fair and balanced comparison between our products and our competitors’ products. Use positive rather than negative statements when positioning DataMirror with respect to our competitors (i.e.  “DataMirror is a financially sound public company.  Have a look at our balance sheet and compare it to our competitors.”)

Get permission from our customers to use them as a reference

Dealing with Competitors

DataMirror employees are expected to deal with our competitors and their employees honestly and respectfully.

Under no circumstances should any DataMirror employee use the Internet to access the Web-Site or computer system of any third party including any DataMirror competitor for unauthorized purposes.  Please be aware that the Web-Site terms of use and license agreements of most computer software companies would prohibit competitors from downloading evaluation software for competitive purposes.  Please consult the DataMirror legal department before accessing the Web-Sites of any DataMirror competitors if you are unsure of what is permitted.  This policy applies to the access of Web-Sites using home computing facilities or through the facilities of third parties.

Anti-Competitive Behaviour

DataMirror employees should never enter into any arrangement with our competitors to fix prices, boycott customers or divide up markets.

DataMirror employees should consult the legal department to discuss competition issues prior to:    entering into any significant discussions with competitors    discussing any potential joint venture relationship    entering into any exclusive sales arrangement    adopting any new pricing policies or practices    negotiating any non-competition arrangement

Business Gifts

The acceptance or giving of bribes, kickbacks or other remuneration to any government official, political party, corporation, individual or organization is always prohibited.

DataMirror employees may give or receive gifts in the course of business provided that:

•

The gifts are not of substantial value

•

The gifts were not given or received with an expectation of reward or influence

•

The gifts are not inconsistent with accepted business practices

•

If revealed to the public the gifts would not embarrass DataMirror

•

The gifts do not violate the policies of the recipient’s employer

Conflicts of Interest

DataMirror employees are expected to act in the best interests of DataMirror at all times.

DataMirror employees should not:

•

Use company property for personal purposes without permission from DataMirror management;

•

Assist competitors

•

Use their position as a DataMirror employee for personal gain

•

Own an interest in any business transacting with DataMirror without disclosing such ownership prior to the transaction

Record Keeping

Accuracy and reliability in the preparation of all business records is mandated by law and is of critical importance to DataMirror’s decision-making processes.  Each employee is expected to record and report all information accurately and honestly.  It is very important that DataMirror’s books reflect all components of all transactions.  Employees are expected to co-operate fully with internal and outside auditors.

Responsibility and Enforcement

DataMirror management drafted this policy and is responsible for reviewing and revising it as required. Human Resources is responsible for communicating this policy to employees. DataMirror management is responsible for investigating and enforcing matters related to this policy.

Any concerns or questions regarding appropriate conduct or any other issues related to this policy should be directed to a member of DataMirror management. Any DataMirror employee who becomes aware of a violation of this policy must report the violation to a member of DataMirror management.

Employees who violate this policy may be subject to a full range of disciplinary measures, including suspension or termination, responsibility for financial damages and possible criminal prosecution.

Anonymous Accounting Complaints Process

Any employee may make a complaint regarding accounting, internal accounting controls or auditing matters directly to any member of the DataMirror Audit Committee or to DataMirror’s external auditor.

Alternatively, such complaints may be made to DataMirror’s CFO or General Counsel who shall inform the Audit Committee.  Such complaints may be made anonymously (by any means the employee feels comfortable with) and will be treated confidentially and will not result in any form of reprisal on the part of DataMirror.